Exhibit 10.1

TAX SHARING AGREEMENT

          This AGREEMENT, effective as of March 3, 1998, is made by and between Vishay Intertechnology, Inc. (“VISHAY”) and Siliconix, Inc. (“SILICONIX”).

WITNESSETH:

          WHEREAS, VISHAY, through its subsidiary Vishay TEMIC Semiconductor Acquisition Holdings Corp., has acquired 80.4% of the stock of SILICONIX from Daimler Benz Technology Corporation on March 2, 1998, pursuant to the acquisition agreement dated December 16, 1997; and

          WHEREAS, the parties hereto are part of an affiliated group (“VISHAY Group”) as defined in Section 1504(a) of the Internal Revenue Code (“Code”); and

          WHEREAS, the VISHAY Group files a consolidated federal income tax return in accordance with Code Section 1501 and various consolidated, unitary, or combined state tax returns; and

          WHEREAS, VISHAY is the common parent of the VISHAY Group, within the meaning of Code Section 1504(a)(1) and the Treasury Regulations Section 1.1502; and

          WHEREAS, it is the intent and desire of the parties hereto that a method be established for the allocation of the consolidated, unitary, or combined tax liabilities among SILICONIX and other members of the VISHAY Group.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

          1.          VISHAY is responsible for determining when a federal or state consolidated, unitary, or combined tax return is to be filed and for the timely filing of such return, including the submission of all tax payments due in connection therewith, and Vishay has the sole right to elect to file said consolidated, unitary, or combined tax return.

          2.          Where a consolidated, unitary, or combined federal or state tax return is to be filed, SILICONIX shall prepare its own separate company and group tax returns, and shall record its own tax liability as if it were associated only with its own subsidiary corporations, taking into account all tax credits and losses only to the extent they are available to VISHAY, whether or not currently utilizable.

          3.          In the event that SILICONIX’s federal or state tax return is prepared in accordance with Paragraph 2 and such tax return discloses a tax liability, SILICONIX shall pay such tax liability to VISHAY on the dates and in the amounts it would have been required to pay such tax liability to the Internal Revenue Service or to the state fiscal authorities had it filed such tax return directly with the federal or state tax authorities. Interest and penalties for underpayments, overpayments and late payments will apply in the same manner as if all tax payments were made directly to the Internal Revenue Service or the state tax authorities.  At Vishay’s option, payments for interest and penalties may be waived.

          4.          Any tax proceeding (whether involving a refund claim, audit or deficiency, proposed or determined) which arises or is commenced by VISHAY or its designee with respect to the consolidated, unitary, or combined federal or state income tax liability of the VISHAY Group for any taxable year of which SILICONIX is or was included or includible as a member of the VISHAY Group, shall be controlled, commenced, defended, or prosecuted solely by VISHAY or its designee, in consultation with counsel and accountants selected by VISHAY, with SILICONIX to bear a proportionate and properly allocable share of  the cost and expense of said proceeding; provided however, that VISHAY or its designee shall consult with SILICONIX in good faith if and to the extent that the conduct of such tax proceeding may affect SILICONIX’s rights and obligations under this agreement, and provided further that if any such proceeding shall involve a separate return year carryback of SILICONIX for which a payment was made under Paragraph 7, SILICONIX shall bear the cost and expense of that proceeding.  Any tax proceeding with respect to a separate company federal or state tax liability or tax return of SILICONIX, for any tax period during which it is part of the VISHAY Group shall be controlled by VISHAY or its designee, in consultation with SILICONIX and with SILICONIX to bear all costs and expenses of said proceeding.

          5.          In the event SILICONIX separates from the VISHAY Group, if there is any unused federal or state net operating loss or tax credit generated by SILICONIX prior to the date of separation computed pursuant to Paragraph 2, VISHAY shall pay SILICONIX an amount equal to the reduction in the consolidated, unitary, or combined income tax liability, of the VISHAY Group for any year (whether or not subsequent to the period in which such loss or credit occurs) as a result of using such net operating loss or tax credit.   The reduction in the consolidated, unitary, or combined income tax liability shall be determined on a basis of with and without the SILICONIX net operating loss or tax credit and shall be determined in accordance with the US federal consolidated return Treasury regulations and applicable state rules, taking into account all tax credits, all carryback and carryforward items, and all special tax classifications which would be available to VISHAY.

          6.          For purposes of Paragraph 5, the payment for net operating losses and tax credits which are utilized as provided in Paragraph 5, shall be made upon SILICONIX’s separation from the VISHAY Group.  The payment computed under paragraph 5 shall be reduced to the extent SILICONIX utilized the respective net operating loss or tax credit in computing its separate taxable income under Paragraph 3.  Such payment shall be made within 90 days of separation.

          7.          In the event the separate return tax liability of SILICONIX referred to in Paragraphs 2 for any year is increased or decreased (“Adjustment”) by reason of (a) filing of an amended return or returns or (b) an examination of the return or returns by the Internal Revenue Service or other tax authorities, SILICONIX’s separate return tax liability shall be recomputed to reflect such Adjustment.  In accordance with such recomputations, any increase or decrease in the separate return tax liability shall be paid by SILICONIX to VISHAY or refunded by VISHAY to SILICONIX including interest, whichever the case may be.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ RICHARD N. GRUBB

Richard N. Grubb
Chief Financial Officer

SILICONIX, INC.

By:	/s/ KING OWYANG

King Owyang
President